Exhibit 99.1

                             SECOND AMENDMENT TO THE
                             GAF SALARIED EMPLOYEES'
                            CAPITAL ACCUMULATION PLAN

               (As Amended and Restated Effective January 1, 1994)


1. Effective February 1, 1996, section 2.14(a) shall be amended by inserting the following at the end thereof:

      "Notwithstanding the foregoing, with respect to a Participant who:
      (1)   is paid on an hourly basis,
      (2)   is employed at the Company's Calvert City, Kentucky location, and
      (3) is covered by the collective bargaining agreement entered into by and between the Company and the International Association of Machinists, and Aerospace Workers Lodge #1720,
      Compensation shall not include amounts paid for hours in excess of 40 hours per week (day shift) or 43 hours per week (other than day shift).

2. Effective May 1, 1996, section 4.2(b)(1) shall be replaced in its entirety to read as follows:

      "(1)  EMPLOYEES OF INTERNATIONAL SPECIALTY PRODUCTS,
            INC.  Solely with respect to a Participant who is:
            (A)   a full-time salaried Employee of
                  International Specialty Products, Inc. or a temporary or part-time Employee of
                  International Specialty Products, Inc.;
            (B)   an hourly Employee at Charmian, Pennsylvania;
            (C)   an hourly Employee of ISP Van Dyke Inc.; or
            (D)   an hourly Employee of ISP MTM Inc.,
            such Participant may elect to receive all or a portion of his or her Employer Matching Contributions for a Plan Year in the form of International Specialty Products, Inc. common stock purchased on the open market, or at the sole discretion of the Committee, in the form of treasury or authorized but unissued, shares of the common stock of International Specialty Products, Inc., which shall be held by the Trustee in the ISP Stock Fund. A Participant making an election to receive all or a portion of his or her Employer Matching Contributions in the form of the common stock of International Specialty Products, Inc.



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                  shall receive such shares at the market price of each full share, reduced by one-half dollar on each share."

3. Effective as of May 1, 1996, section 4.4(b)(1) shall be replaced in its entirety to read as follows:

      "(1) EMPLOYEES OF INTERNATIONAL SPECIALTY PRODUCTS, INC. Solely with respect to a Participant who is:

            (A) a full-time salaried Employee of International Specialty Products, Inc. or a temporary or part-time Employee of International Specialty Products, Inc.;
            (B)   an hourly Employee at Charmian, Pennsylvania;
            (C)   an hourly Employee of ISP Van Dyke Inc.; or
            (D)   an hourly Employee of ISP MTM Inc.,
            such Participant may elect to receive all or a portion of his or her Employer Non-Matching Contributions for a Plan Year in the form of International Specialty Products, Inc. common stock purchased on the open market, or at the sole discretion of the Committee, in the form of treasury or authorized but unissued, shares of the common stock of International Specialty Products, Inc., which shall be held by the Trustee in the ISP Stock Fund. A Participant making an election to receive all or a portion of his or her Employer Non-Matching Contributions in the form of common stock of International Specialty Products, Inc. common stock shall receive such shares at the market price of each full share, reduced by one-half dollar."

4. Effective August 1, 1996, section 6.6 shall be amended by replacing the words "section 6.7" at the second line thereof with the words "section 6.7 and 6.8".

5. Effective on August 1, 1996, subsection 6.7(a) shall be deleted and the following shall be inserted in lieu thereof:

            "(a)  GENERAL. Payment of a withdrawal under sections 6.5, 6.6, or
                  6.8 shall be made as soon as practicable after the end of the month in which a request for withdrawal is made to the Committee."



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6.    Effective on August 1, 1996, section 6.7 shall be amended by inserting new subsection (c)immediately following current section (b):

            "(c) REDUCTION FOR LOANS. Notwithstanding anything in sections 6.5 or 6.6 or this section 6.7 to the contrary, if a Participant has a loan outstanding under Article VII, then such Participant may not withdraw any amount from his Accounts which will cause the outstanding balance of such loan to exceed the limits in section 7.2(b), determined immediately following such withdrawal."

7. Effective as of August 1, 1996, new section 6.8 shall be inserted immediately following current section 6.7:

            "6.8  HARDSHIP WITHDRAWALS.

            (a) GENERAL RULE. Subject to the provisions of Article XII (Qualified Domestic Relations Orders) and section 6.7(c), during employment with the Company a Participant who has not attained age 59- 1/2 may withdraw all or any part of the interest in his or her Voluntary Contribution Account, Rollover Account, Matching Contribution Account, Non-Matching Contribution Account, GAF/ISP Annual Contribution Account, and Salary Reduction Contribution Account (except that portion of his Salary Reduction Contributions Account which represents earnings on Salary Reduction Contributions credited to a Participant's Salary Reduction Contributions Account after December 31, 1988) but such a withdrawal shall be available only upon a determination by the Plan Administrator that the Participant has suffered an immediate and heavy financial need and that the distribution is necessary to meet the need created by such hardship.

            (b) IMMEDIATE AND HEAVY FINANCIAL NEED. A withdrawal pursuant to this section 6.8 will be deemed to be made on account of an immediate and heavy financial need of a Participant only if the withdrawal hereunder is on account of:

                  (1) medical expenses described in section 213(d) incurred by the Participant, the Participant's spouse, or any dependents of the Participant (as defined in section
                        152);
                  (2) purchase (excluding mortgage payments) of a principal residence for the Participant;



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                  (3)   payment of tuition for the next semester or quarter of
                        post-secondary education for the Participant, his or her spouse, children, or dependents; or
                  (4) the need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant's principal residence.
            In the event the Commissioner of the Internal Revenue Service expands the list of deemed immediate and heavy financial needs through the publication of revenue rulings, notices, and other documents of general applicability, they shall be incorporated herein by this reference.

      (c) DISTRIBUTION NECESSARY TO SATISFY FINANCIAL NEED. A withdrawal pursuant to this section 6.8 will be deemed necessary to satisfy an immediate and heavy financial need if all of the following requirements are satisfied:

            (1) The withdrawal is not in excess of the immediate and heavy financial need. The amount of an immediate and heavy financial need may include any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution.
            (2) The Participant has obtained all distributions, other than hardship distributions, and all nontaxable (at the time of the loan) loans currently available under all plans maintained by the Employer and all Affiliates.
            (3) The Participant shall not be permitted to elect to have Salary Reduction Contributions or Voluntary Contributions contributed to the Plan or any other plan maintained by the Employer or an Affiliate for a period of 12 months following the receipt of the hardship distribution. For purposes of the preceding sentence, other plans shall include all qualified and nonqualified plans of deferred compensation maintained by the Employer or an Affiliate, other than the mandatory employee contribution portion of a defined benefit plan or a health or welfare plan, including a plan covered by Code section 125.
            (4) The dollar limitation under Code section 402(g) shall be reduced, with respect to the



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                  Participant's taxable year following the taxable year in which the hardship distribution was made, by the amount of such Participant's Salary Reduction Contributions, if any, made to this Plan (or to any other plan maintained by the Employer or an Affiliate) for the taxable year of the hardship distribution.

      (d) HIERARCHY OF HARDSHIP DISTRIBUTION. A hardship distribution taken under this section 6.8 shall be taken from the available amounts in the Participant's accounts in the following order, to the extent necessary:

            (1)   Voluntary Contribution Account,
            (2)   Rollover Account,
            (3)   Non-Matching Contribution Account,
            (4)   Matching Contribution Account,
            (5)   GAF/ISP Annual Contribution Account, and
            (6)   Salary Reduction Contribution Account.
            Notwithstanding anything contained in this section 6.8 to the contrary, amounts attributable shares of International Specialty Products, Inc. common stock upon which the Participant received a discount and which have not matured as of the date a hardship distribution is made, shall not be eligible for distribution under this section 6.8."

8. Effective as of August 1, 1996, section 7.2(c) shall be replaced in its entirety to read as follows:

      "(c) FREQUENCY. No more than one loan per Participant may be outstanding at any time; provided, however, that two loans may be outstanding with respect to a Participant who is:

            (1) a full-time salaried Employee of International Specialty Products, Inc. or of GAFMC, or a temporary or part-time Employee of International Specialty Products, Inc.;
            (2)   an hourly Employee at Charmian, Pennsylvania;
            (3)   an hourly Employee of ISP Van Dyke Inc.;
            (4)   an hourly Employee of ISP MTM Inc.; or
            (5)   an hourly Employee at Kremlin, Wisconsin."

9. Effective August 1, 1996, section 7.5(c) shall be replaced in its entirety to read as follows:

      "(c) Only the entire principal amount of the loan may be prepaid at any time without premium or penalty,



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            together with accrued or unpaid interest on the amount as of the date of prepayment; provided, however, that effective as of August 1, 1996, an Employee may accelerate the repayment of his or her outstanding loan by paying additional principal on the outstanding loan amount. The minimum amount of additional principal paid shall be $500 unless the total outstanding principal amount of the loan is less than $500, in which case the entire outstanding principal amount must be repaid. Irrespective of the number of loans outstanding at any time, a Participant may only make one payment of additional principal under this subsection (c) during the first six months of each calendar year and one payment of additional principal during the second six months of the calendar year."





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